UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2015

THE DUN & BRADSTREET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01.	Entry into a Material Definitive Agreement

The Merger Agreement

On April 27, 2015, Dun & Bradstreet, Inc. (“D&B Inc.”), a direct, wholly-owned subsidiary of The Dun & Bradstreet Corporation (“Dun & Bradstreet”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Credibility Corp. (“Target”) and certain securityholders of Target.  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Brad Acquisition Corp., a direct, wholly-owned subsidiary of D&B Inc., will be merged with and into Target, with Target continuing as the surviving corporation and a direct, wholly-owned subsidiary of D&B Inc. (the “Merger”).  The Board of Directors of Dun & Bradstreet has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Pursuant to the Merger Agreement, the aggregate purchase price payable by D&B Inc. as consideration (and in exchange) for the Target securities is $320.0 million payable at closing, subject to certain purchase price adjustments, including for working capital of Target and repayment of outstanding indebtedness of Target (the “Merger Consideration”).

At the effective time of the Merger, (i) each issued and outstanding share of common stock of Target (other than shares of common stock held by Target or its subsidiaries, which will be automatically canceled without consideration) and each vested option of Target will be cancelled and converted into the right to receive (a) the applicable portion of the Merger Consideration set forth in the Merger Agreement, and (b) a contingent right to receive the applicable portion of the earn-out payments set forth in the Earn-Out Agreement (as defined below), (ii) each issued and outstanding share of preferred stock of Target (other than shares of preferred stock held by Target or its subsidiaries, which will be automatically canceled without consideration) will be cancelled and converted into the right to receive the applicable portion of the Merger Consideration set forth in the Merger Agreement and (iii) each unvested option of Target will be cancelled, extinguished and terminated.

Consummation of the Merger is subject to certain conditions to closing, including, among others, (i) the affirmative vote of by the stockholders of Target who together hold (a) a majority of the outstanding shares of common stock and preferred stock (including outstanding shares of preferred stock on an as converted to a common stock basis) as a single class and (b) a majority of the outstanding shares of preferred stock, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (iii) the absence of any order or injunction prohibiting the consummation of the Merger, (iv) the accuracy of the Target’s representations and warranties in the Merger Agreement, subject to certain materiality exceptions, (v) the performance in all material respects of the Target’s covenants in the Merger Agreement, and (vi) the absence of any material adverse effect with respect to Target between the execution of the Merger Agreement and effective time of the Merger.

The selling securityholders have agreed to provide indemnification for certain breaches of representations, warranties and covenants in the Merger Agreement, certain pre-closing taxes and in respect of certain ongoing litigation. A portion of the Merger Consideration will be held in escrow for a limited period of time to satisfy the indemnity obligations of the selling securityholders.  The Merger Agreement contains customary termination rights, including the right for any party thereto to terminate the Merger Agreement if the Merger is not consummated by the six month anniversary of the date of the Merger Agreement.

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The Merger Agreement includes customary representations, warranties and covenants of Target and the selling securityholders, including Target’s covenant to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Merger.

Earn-Out Agreement

In connection with the Merger Agreement, on April 27, 2015, D&B Inc. also entered into an Earn-Out Agreement (the “Earn-Out Agreement”) with certain holders of common stock of Target and a representative for all holders of common stock and each vested option to acquire common stock of Target (such holders, together, the “Earn-Out Recipients”), to become effective at the effective time of the Merger and pursuant to which D&B Inc. may be obligated to make certain contingent payments to the Earn-Out Recipients in an amount not to exceed $30.0 million in the aggregate, all on the terms and subject to the conditions set forth in the Earn-Out Agreement.

Pursuant to the Earn-Out Agreement, D&B Inc. will be obligated to make these contingent payments in the event the D&B Emerging Businesses division, the new division of Dun & Bradstreet to be created following the consummation of the Merger, achieves certain performance milestones based on selected financial metrics during the period between the closing of the Merger and December 31, 2018. This new division will be led by the current Chairman and CEO of Target, who is also a selling securityholder and Earn-Out Recipient, reporting directly to Dun & Bradstreet’s Chief Operating Officer in the role of Vice Chairman, Dun & Bradstreet.

Item 7.01.	Regulation FD Disclosure

On April April 27, 2015, we issued a press release announcing the acquisition of Target.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	Press Release of The Dun & Bradstreet Corporation, dated April April 27, 2015 (furnished pursuant to Item 7.01)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Richard S. Mattessich
Richard S. Mattessich
Vice President, Associate General Counsel and Assistant Corporate Secretary

DATE: April 27, 2015

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